EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-156486 and No. 333-151271 on Form S-8 of our reports dated April 23, 2015, relating to the consolidated financial statements and financial statement schedule of CNinsure Inc., its subsidiaries and variable interest entities (the “Group”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into U.S. dollar amounts for the convenience of the readers) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2014.

/s/Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 23, 2015